Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 20, 2020, with respect to the consolidated financial statements of CareCloud Corporation for the year ended December 31, 2019 and 2018 which are incorporated by reference in this Registration Statement. We have issued our report dated May 31, 2019, with respect to the consolidated financial statements of Etransmedia Technology, Inc. for the year ended December 31, 2018 and 2017 which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference of the aforementioned reports in this Registration Statement.

/s/ Wojeski & Company CPAs, P.C.

Albany, New York
July 9, 2020